Exhibit 99.1

FOR RELEASE ON TUESDAY, JUNE 28TH, AT 6:55 A.M. ET

Contact:

Jaren Irene Madden

Senior Director, Investor Relations and Corporate Communications

617-453-1336

Jaren.Madden@infi.com

INFINITY REGAINS WORLDWIDE RIGHTS TO DUVELISIB FOLLOWING

MUTUAL AGREEMENT WITH ABBVIE TO END COLLABORATION

– Infinity to Explore Strategic Options for Duvelisib Program to Support Global Regulatory Filings for Duvelisib –

– Infinity Undertakes Restructuring of Workforce –

CAMBRIDGE, Mass. – June 28, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that AbbVie Inc. has exercised its right to end its collaboration with Infinity to develop and commercialize duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. The companies had been in discussions regarding a potential restructuring of the partnership but were unable to find a mutually attractive financial structure for continuation of the collaboration. With the termination of this agreement, Infinity has regained worldwide rights to duvelisib and neither Infinity nor AbbVie have future financial obligations to the other party.

“Our partnership with AbbVie and the significant, previously disclosed, funding was critical to our advancement of duvelisib through registration-focused clinical studies in indolent non-Hodgkin lymphoma and chronic lymphocytic leukemia,” stated Adelene Perkins, president and chief executive officer. “Data reported to date have demonstrated that duvelisib is clinically active with a manageable safety profile, and we believe that it could play an important role in the future treatment of patients with hematologic malignancies, particularly for relapsing and/or refractory patients. We are now exploring strategic options for the program that could enable the submission of global regulatory applications and commercialization for duvelisib.”

In parallel with exploring strategic options for the duvelisib program, Infinity is continuing to focus on filing a new drug application (NDA) for duvelisib with the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2016. The company’s filing strategy includes the incorporation of data from both DUO, a randomized, Phase 3 monotherapy study in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), and DYNAMO, a single-arm, Phase 2 monotherapy study in patients with refractory indolent non-Hodgkin lymphoma (iNHL). Earlier this month, Infinity reported that the DYNAMO study met its primary endpoint of overall response rate and that duvelisib demonstrated a manageable safety profile in the enrolled patient population. Infinity plans to seek feedback on the DYNAMO data from the FDA. Infinity also expects to report topline data from DUO, predicated on the results of an interim analysis, in the third quarter of 2016.

At this time, Infinity is continuing to focus resources on the DYNAMO and DUO studies, as well as SYNCHRONY, a combination study of duvelisib plus obinutuzumab in CLL or small lymphocytic lymphoma patients who were previously treated with a Bruton’s tyrosine kinase (BTK) inhibitor and FRESCO, a combination study in patients with relapsed/refractory follicular lymphoma designed to evaluate the potential of duvelisib to replace chemotherapy. Infinity plans to discuss with the FDA the potential for FRESCO to serve as a confirmatory study for full approval in follicular lymphoma should duvelisib receive an accelerated approval based on the DYNAMO study.

Infinity will also reduce its workforce by 58 percent, impacting 100 of Infinity’s team members in order to align corporate resources with the company’s strategic decisions which include closing BRAVURA, a Phase 3 study of duvelisib in patients with relapsed iNHL, and CONTEMPO, a Phase 1b/2 study of duvelisib in treatment-naïve patients with follicular lymphoma. Infinity will not proceed with the Phase 1b/2 study of duvelisib in combination with venetoclax.

“We have incredibly talented and dedicated Citizen-Owners at Infinity, and I would like to personally express my gratitude and appreciation for all of their hard work and contributions. The decisions we have made are difficult but necessary to enable a path forward for duvelisib and IPI-549, our second development program. The team we have in place is deeply committed to exploring strategic opportunities for duvelisib, and ultimately IPI-549, to bring benefit to patients,” said Ms. Perkins.

IPI-549 is Infinity’s wholly owned immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study of IPI-549 is ongoing to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with an anti-PD-1 antibody, a checkpoint inhibitor, in approximately 150 patients with advanced solid tumors, including non-small cell lung cancer and melanoma. IPI-549 is the only investigational PI3K-gamma inhibitor in clinical development.

About Duvelisib

Duvelisib is an investigational dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins that are known to help support the growth and survival of malignant B-cells. PI3K signaling may lead to the proliferation of malignant B-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment.1,2,3

Duvelisib is being evaluated in several studies, including DYNAMO, a single-arm, Phase 2 monotherapy study in patients with refractory indolent non-Hodgkin lymphoma (iNHL)4, DUO, a randomized, Phase 3 monotherapy study in patients with relapsed/refractory chronic lymphocytic leukemia (CLL)5, SYNCHRONY, a Phase 1b combination study designed in patients with CLL or small lymphocytic lymphoma (SLL) previously treated with a Bruton’s tyrosine kinase (BTK) inhibitor6 and FRESCO, a Phase 2 combination study in patients with relapsed/refractory follicular lymphoma.7

About IPI-549

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: Infinity’s belief that duvelisib may benefit patients with hematologic malignancies; Infinity’s plans to explore strategic options for duvelisib, and the potential for such options to enable the submission of global regulatory applications and commercialization for duvelisib; Infinity’s plans to file an NDA for duvelisib in the fourth quarter of 2016; its plans to report topline data form DUO in the third quarter of 2016; the expected structure and benefits of the restructuring; and Infinity’s strategic plans and its ability to execute on such strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s restructuring will have the intended benefit of preserving capital; that the Company will be successful in its efforts to advance the development of duvelisib through a strategic transaction; or that development of duvelisib or IPI-549 will continue. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; unplanned cash requirements and expenditures and Infinity’s ability to secure the substantial additional capital needed to fund its business; adverse consequences from its restructuring, including those arising from its reduction in workforce and programs; competition; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates. These and other risks which may impact management’s expectations are described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2016, and other filings filed from time to time by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

[1]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[2]	Reif K et al.Cutting Edge: Differential Roles for Phosphoinositide 3 kinases, p110-gamma and p110-delta, in lymphocyte chemotaxis and homing. J Immunol 2004:173:2236-2240.
[3]	Schmid M et al. Receptor Tyrosine Kinases and TLR/IL1Rs Unexpectedly activate myeloid cell PI3K, a single convergent point promoting tumor inflammation and progression. Cancer Cell 2011;19:715-727.
[4]	www.clinicaltrials.gov, NCT01882803
[5]	www.clinicaltrials.gov, NCT02004522
[6]	www.clinicaltrials.gov, NCT02292225
[7]	www.clinicaltrials.gov, NCT02605694